EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percent of Ownership	Jurisdiction of Incorporation or Organization
First SecurityFed Financial, Inc.	First Security Federal Savings Bank	100%	Federal
First Security Federal Savings Bank	Western Security Corporation	100%	Illinois